Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES AUGUST SALES RESULTS

HUDSON, OH – September 1, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that August net sales increased 2.5% to $123.5 million from $120.5 million in the same period last year. August same-store sales declined 2.4% compared to a same-store sales decrease of 2.9% last year.

Alan Rosskamm, chairman and chief executive officer, commented, “Our sales performance in August was disappointing and presents us with a more significant challenge in meeting our previously communicated performance expectations. In order for us to now achieve those expectations, we would need to drive same-store sales growth for the remaining five months greater than the 3% to 4% we previously communicated for the second half of our fiscal year. We acknowledge that this will be difficult, given the current economic environment and the recent trends in our business. However, over half of our full-year revenues are generated during the months of September through January, and we are well positioned for the upcoming critical selling seasons.”

Year-to-date net sales increased 3.5% to $928.0 million from $896.4 million in the prior year. Same-store sales decreased 0.3% year-to-date versus a 3.8% same-store sales increase for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 712 Jo-Ann Fabrics and Crafts traditional stores and 135 Jo-Ann superstores.